UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2016

BOSTON OMAHA CORPORATION (formerly known as REO PLUS, INC.)
(Exact name of registrant as specified in its Charter)

Delaware	333-170054	27-0788438
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

(Address and telephone number of principal executive offices, including zip code)
292 Newbury Street, Suite 333 Boston, Massachusetts 02115 (857) 256-0079
___________________________________
(Former name or address, if changed since last report)
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  ELECTION OF DIRECTOR

On October 27, 2016, our Board of Directors approved, by means of a written consent in lieu of special meeting, an action to increase the size of the Board of Directors from four directors to five directors and elected Robert T. Slezak as a director to fill the vacancy created by the increase to the size of the Board of Directors.  We chose Mr. Slezak as a director due to his long tenure as a senior accounting and finance officer with TD Ameritrade and his experience as a director of several other companies.

Mr. Slezak, age 59, is currently a private investor and has been since November 1999. Prior to that, Mr. Slezak served as Vice President, Chief Financial Officer, and Treasurer of TD Ameritrade, Inc. from January 1989 to November 1999 and as a Director of TD Ameritrade from October 1996 to September 2002. Mr. Slezak serves as a member of the Board of Directors and is an investor with the Nebraska Angels, Inc., a large network of accredited investors organized to invest in and assist early-stage and emerging growth companies.  Mr. Slezak currently serves as the non-executive Chairman of the Board of Directors of Bridges Investment Fund, Inc., a general equity mutual fund.  Mr. Slezak also serves as a member of the Board of Directors of the Pegasus Companies, Inc.  a developer of solar energy projects. Mr. Slezak has over 20 years of experience as a financial officer of a publicly traded company and as a board member of publicly traded companies and private companies. Mr. Slezak holds a BSBA from the University of Nebraska at Omaha and an MBA from Creighton University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                 BOSTON OMAHA CORPORATION
                                                                 (Registrant)

By:  /s/ Alex B. Rozek
Alex B. Rozek, Co-Chief Executive officer

Date: October 27, 2016